Consolidated Financial Statements

                  Fluke Corporation

            Fiscal Years Ended April 24, 1998,
            April 25, 1997,  and April 26, 1996

           with Report of Independent Auditors

                      Fluke Corporation

              Consolidated Financial Statements

  Fiscal Years Ended April 24, 1998, April 25, 1997, and April 26, 1996




  Contents

  Report of Independent Auditors                  1

  Audited Consolidated Financial Statements

  Consolidated Balance Sheets                    2
  Consolidated Statements of Income                4
  Consolidated Statements of Stockholders' Equity  5
  Consolidated Statements of Cash Flows            7
  Notes to Consolidated Financial Statements       8

                  Report of Independent Auditors

  The Board of Directors and Stockholders
  Fluke Corporation

  We have audited the accompanying consolidated balance sheets of Fluke Corporation and subsidiaries as of April 24, 1998 and April 25, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended April 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fluke Corporation and subsidiaries at April 24, 1998 and April 25, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 24, 1998, in conformity with generally accepted accounting principles.

  /s/ ERNST & YOUNG LLP
  ERNST & YOUNG LLP

  May 27, 1998,
  except for Note 2, as to
  which the date is July 7, 1998

               Fluke Corporation

            Consolidated Balance Sheets

  (In thousands, except shares and per share amounts)

                                 April 24,       April 25,
                                   1998             1997

  Assets
  Current assets:
   Cash and cash equivalents     $  45,053       $  40,916
   Accounts receivable, less
    allowance of $838 in 1998
    and $891 in 1997                83,250          80,689
   Inventories                      50,472          54,522
   Deferred income taxes            14,412          16,968
   Prepaid expenses                  9,299           7,299
  Total current assets             202,486         200,394

  Property, plant, and equipment:
   Land                              4,257           5,236
   Buildings                        45,092          47,414
   Machinery and equipment         125,602         115,022
   Construction in progress         12,860           5,634
  Total property, plant, and
   equipment                       187,811         173,306
  Less accumulated depreciation   (118,887)       (113,660)
  Net property, plant, and
   equipment                        68,924          59,646

  Goodwill and intangible assets     5,802          11,876
  Other assets                      27,492          20,444

  Total assets                   $ 304,704       $ 292,360

                                 April 24,        April 25,
                                   1998             1997

  Liabilities and stockholders' equity
  Current liabilities:
   Accounts payable              $  15,061         $  16,504
   Accrued liabilities              35,973            35,350
   Accrued liabilities related
    to restructuring                 2,665            11,894
   Income taxes payable                637             1,584
   Current maturities of
    long-term obligations and
    short-term debt                    388             1,145
  Total current liabilities         54,724            66,477

  Long-term obligations                292               563
  Deferred income taxes             11,092            10,178
  Other liabilities                 14,076            12,203
  Total liabilities                 80,184            89,421

  Stockholders' equity:
   Preferred stock,$0.25 par value:
    Authorized shares - 2,000,000   -                -
   Common stock, $0.25 par value:
    Authorized shares - 40,000,000
    Issued shares - 18,275,747 in
    1998 and 18,092,960 in 1997      4,569             4,524
   Additional paid-in capital       71,843            69,490
   Retained earnings               155,046           133,736
   Cumulative translation
    adjustment                      (6,938)           (4,811)
  Total stockholders' equity       224,520           202,939
  Total liabilities and
   stockholders' equity          $ 304,704         $ 292,360


  See accompanying notes.

                         Fluke Corporation
                    Consolidated Statements of Income
          (In thousands, except shares and per share amounts)

                                       Years Ended

                          April 24,     April 25,        April 26,
                            1998          1997            1996

  Revenues               $ 437,767      $ 430,166       $ 413,525
  Cost of goods sold       207,572        196,791         191,360
  Gross margin             230,195        233,375         222,165

  Operating expenses:
   Marketing and
     administrative        147,075        149,772         145,121
   Research and
     development            41,767         41,245          40,953
   Restructuring               -           12,136             -
  Total operating expense  188,842        203,153         186,074
  Operating income          41,353         30,222          36,091

  Nonoperating expenses
   (income):
   Interest expense             88            279           1,421
   Other                    (1,409)        (1,679)         (1,302)
  Total nonoperating expense
   (income)                 (1,321)        (1,400)            119
  Income before income
   taxes                    42,674         31,622          35,972
  Provision for income
   taxes                    14,936         12,016          12,269
  Net income             $  27,738      $  19,606       $  23,703

  Earnings per share:
        Basic                $1.52          $1.12           $1.38
        Diluted              $1.47          $1.08           $1.34

  Average shares and share
   equivalents outstanding:
        Basic             18,276,739      17,535,766      17,197,272
        Diluted           18,836,105      18,155,516      17,724,682


  See accompanying notes.

                                   Fluke Corporation

                    Consolidated Statements of Stockholders' Equity

                            (In thousands, except shares)


                             Number of   Par Value of   Additional
                             Common Shares   Common        Paid-In   Retained
                            Outstanding     Stock        Capital    Earnings

Balance at April 28, 1995    16,951,450    $  4,238      $ 60,124  $ 104,106
 Net income                        -            -             -       23,703
 Net grant of shares under
  stock award plans               3,830         -              75        -
 Vesting of 4,786 shares
  under stock award plans          -            -             -          -
 Repurchase and cancellation
  of common shares               (8,688)         (2)         (169)       -
 Cash dividends declared           -            -             -       (6,564)
 Exercise of stock options      359,318          90         3,574        -
 Income tax benefit from
  stock plans                      -            -           1,787        -
 Net translation adjustment        -            -             -          -
Balance at April 26, 1996    17,305,910       4,326        65,391    121,245
 Net income                        -            -             -       19,606
 DeskNet acquisition            610,848         154           781       (904)
 Net grant of shares under
  stock award plans              76,208          18         1,486        -
 Vesting of 3,985 shares
  under stock award plans          -            -             -          -
 Repurchase and cancellation
  of common shares               (3,206)        -             (67)       -
 Cash dividends declared           -            -             -       (6,211)
 Adjustments related to Forte
  acquisition                      -            -           1,050        -
 Exercise of stock options      103,200          26         1,248        -
 Income tax benefit from
  stock plans                      -            -             679        -
 Compensation charges related
  to stock options                 -            -             460        -
 Net translation adjustment        -            -              -         -
Balance at April 25, 1997    18,092,960       4,524        71,028     133,736
 Net income                        -            -              -       27,738
 Net grant of shares under
  stock award plans               1,094         -               8        -
 Vesting of 37,862 shares
  under stock award plans          -            -              -         -
 Repurchase and cancellation
  of common shares             (160,560)       (40)        (3,843)       -
 Cash dividends declared           -            -              -      (6,398)
 Exercise of stock options      342,253         85          4,620        (30)
 Income tax benefit from
  stock plans                      -            -           1,403       -
 Common shares acquired by
  the Rabbi Trust for
  deferred compensation plan       -            -              62       -
 Net translation adjustment        -            -              -        -
Balance at April 24, 1998    18,275,747    $ 4,569      $  73,278  $ 155,046

See accompanying notes.

(CONTINUED)
                                       Common Stock
                                       Acquired by
                        Repurchased    Rabbi Trust    Cumulative     Total
                       and Nonvested   for Deferred  Translation  Stockholders'
                         Shares     Compensation Plan Adjustments     Equity


Balance at April 28, 1995    $ (145)     $   -         $ 6,355     $ 174,678
 Net income                      -           -            -           23,703
 Net grant of shares under
  stock award plans             (75)         -            -                0
 Vesting of 4,786 shares
  under stock award plans        98          -            -               98
 Repurchase and cancellation
  of common shares                -          -            -             (171)
 Cash dividends declared          -          -            -           (6,564)
 Exercise of stock options        -          -            -            3,664
 Income tax benefit from
  stock plans                     -          -            -            1,787
 Net translation adjustment       -          -          (5,118)       (5,118)
Balance at April 26, 1996      (122)         0           1,237       192,077
 Net income                       -          -            -           19,606
 DeskNet acquisition              -          -            -               31
 Net grant of shares under
  stock award plans          (1,504)         -            -                0
 Vesting of 3,985 shares
  under stock award plans        88          -            -               88
 Repurchase and cancellation
  of common shares                -          -             -             (67)
 Cash dividends declared          -          -             -          (6,211)
 Adjustments related to Forte
  acquisition                     -          -             -           1,050
 Exercise of stock options        -          -             -           1,274
 Income tax benefit from
  stock plans                     -          -             -             679
 Compensation charges related
  to stock options                -          -             -             460
 Net translation adjustment       -          -         (6,048)        (6,048)
Balance at April 25, 1997     (1,538)        0         (4,811)       202,939
 Net income                       -          -             -          27,738
 Net grant of shares under
  stock award plans               (8)        -             -               0
 Vesting of 37,862 shares
  under stock award plans        761         -             -             761
 Repurchase and cancellation
  of common shares                -          -             -          (3,883)
 Cash dividends declared          -          -             -          (6,398)
 Exercise of stock options        -          -             -           4,675
 Income tax benefit from
  stock plans                     -          -             -           1,403
 Common shares acquired by
  the Rabbi Trust for
  deferred compensation plan      -       (650)            -            (588)
 Net translation adjustment       -          -         (2,127)        (2,127)
Balance at April 24, 1998     $ (785)   $ (650)      $ (6,938)     $ 224,520


See accompanying notes.

                               Fluke Corporation
                    Consolidated Statements of Cash Flows
                              (In thousands)

                                           Years Ended
                               April 24,    April 25,    April 26,
                                 1998          1997         1996
Operating activities
Net income                    $  27,738    $  19,606    $  23,703
Items not affecting cash:
 Depreciation and amortization   15,905       14,863       15,408
 Deferred income taxes            3,293       (2,729)         777
 Provision for restructuring         -        12,136           -
 Other items not affecting cash    (166)         281          241
 Net changes in:
  Accounts receivable            (3,461)     (14,336)       5,992
  Inventories                     3,180         (352)      (6,239)
  Prepaid expenses               (2,117)         (80)      (1,405)
  Accounts payable               (1,210)       2,212         (579)
  Accrued liabilities             1,867          (68)        (234)
  Accrued liabilities related
   to restructuring              (9,229)        (242)           -
  Income taxes payable            4,132        1,163        1,137
  Other                          (5,464)      (2,214)      (4,837)
Net cash provided by operating
 activities                      34,468       30,240       33,964

Investing activities
Additions to property, plant,
 and equipment                  (28,006)     (16,539)     (12,532)
Proceeds from disposal of
 property, plant, and equipment   4,425        1,431        2,446
Net cash used in investing
 activities                     (23,581)     (15,108)     (10,086)

Financing activities
Proceeds from long-term
 obligations                         -           705            -
Proceeds from short-term
 obligations                        746          785            -
Payments on long-term
 obligations                       (243)      (6,885)     (13,351)
Payments on short-term
 obligations                     (1,531)           -            -
Repurchase of common stock       (3,883)         (67)        (171)
Cash dividends paid              (6,255)      (5,974)      (6,460)
Proceeds from stock options       4,675        1,274        3,664
Net cash used in financing
 activities                      (6,491)     (10,162)     (16,318)

Effect of foreign currency
 exchange rates on cash and
 cash equivalents                  (259)        (685)        (557)
Net increase in cash and cash
 equivalents                      4,137        4,285        7,003

Cash and cash equivalents
 at beginning of year           40,916        36,631        29,628
Cash and cash equivalents
 at end of year              $  45,053     $  40,916     $  36,631

Supplemental cash flow information
Income taxes paid            $  11,794     $  13,080     $  12,309
Interest paid                $      90     $     283     $   1,420

See accompanying notes.



                          Fluke Corporation
             Notes to Consolidated Financial Statements
                          April 24, 1998

1.  Summary of Significant Accounting Policies

Accounting Period

Fluke Corporation (the Company) utilizes a 52/53-week fiscal year ending on the last Friday in April.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Nature of Operations

The Company is in a single line of business, the manufacture and sale of electronic test tools. This single line of business is primarily made up of two product categories: hand-held service tools and bench test instruments, with hand-held service tools representing approximately 66% of revenues.
The Company currently markets its products throughout the world using both indirect and direct sales channels, with indirect sales channels generally used for hand-held service tools and direct sales channels generally used for bench test instruments.

Revenue Recognition

Revenue is recognized at the time product is shipped or service is rendered to an unaffiliated customer. Revenue from service contracts is recognized ratably over the lives of the contracts.

Translation of Foreign Currencies

The local currency is deemed to be the functional currency in most of the Company's foreign operations. In these operations, translation gains and losses resulting from converting the local currency financial statements to dollar financial statements are recorded in the Cumulative Translation Adjustment account in the equity section of the balance sheet. In the remaining foreign operations, the U.S. dollar is deemed to be the functional currency. In these operations, translation gains or losses are included in the statements of income.


1.  Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid, short-term investments, which are considered available-for-sale. In general, these instruments, primarily consisting of state and municipal bonds, are issued with long-term maturities but have interest rate reset dates ranging from once per week to once every three months. On the interest rate reset date the Company can sell the investment at par or continue to hold the investment at the prevailing market interest rate for another period. At April 24, 1998 and April 25, 1997, short-term investments totaled $35 million and $37 million, respectively. The carrying amounts of these investments approximate their fair values due to the frequency of the interest rate reset dates and the readily available market for these types of investments. As such, no unrealized gains or losses were recorded.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investments and trade accounts receivable. The Company's investments, as explained above, consist of high-quality financial instruments. The Company sells its products to a large and diversified customer base in many different industries and geographic areas. The Company has adopted credit policies consistent with the industries and countries in which it sells. The Company performs continuing credit evaluations of the financial condition of its customers, and although the Company does not generally require collateral, letters of credit may be required from some customers. Bad debt losses to date have been insignificant.

Financial Instruments

The Company is subject to transaction exposures that arise from foreign exchange movements between the date foreign exchange transactions are recorded and the date they are consummated. The Company's exposure to foreign currency movements is somewhat mitigated through naturally offsetting currency positions. Remaining exposure is partially reduced through the purchase of foreign exchange contracts. At April 24, 1998, the Company had foreign exchange contracts for various foreign currencies totaling $2.2 million.


1.  Summary of Significant Accounting Policies (continued)

Advertising Costs

The Company expenses advertising and promotion costs in the period incurred. These expenses were $23 million in 1998, $22 million in 1997, and $20 million in 1996.

Inventories

Inventories are valued at the lower of cost or market, with cost being the currently adjusted standard cost, which approximates cost on a first-in, first-out basis.

Property, Plant, and Equipment

Property, plant, and equipment, including improvements and major renewals, are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated over the estimated useful lives of the related assets on a straight-line basis for financial statement purposes, while an accelerated method is generally used for income tax purposes.

Income Taxes

The provision for income taxes is computed on pretax income reported in the financial statements. The provision differs from income taxes currently payable because certain items of income and expense are recognized in different periods for financial statement and tax return purposes. Deferred income taxes have been recorded using the liability method in recognition of these temporary differences. The Company has provided for U.S. and foreign taxes on all of the undistributed earnings of its foreign subsidiaries that are expected to be repatriated.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). The Company adopted SFAS No. 128 for the quarter ended January 23, 1998. SFAS No. 128 requires reporting both basic and diluted earnings per share. Basic earnings per share is computed by dividing the net income available to common stockholders by the weighted average common shares outstanding. Diluted earnings per share is computed by dividing the net income available to common stockholders by the total of the weighted average common shares outstanding plus the
1.  Summary of Significant Accounting Policies (continued)

dilutive effect of outstanding stock options, the Company's only common share equivalents. Earnings per share for prior years has been restated for the Company's two-for-one stock split, which occurred during the second quarter of fiscal 1998.

The following table sets forth the computation of basic and diluted earnings per share:

                                            Years Ended
                               April 24,     April 25,       April 26,
                                 1998          1997             1996
                                 (In thousands, except shares
                                    and per share amounts)
Total shares outstanding
 at beginning of the period   18,092,960      17,305,910    16,951,450
Weighted average shares for
 DeskNet acquisition               -             132,574          -
Weighted average shares issued
 under employee stock plans
 and repurchased shares          183,779          97,282       245,822
Weighted average shares
 outstanding                  18,276,739      17,535,766    17,197,272
Weighted average effect of
 dilutive stock options          559,366         619,750       527,410
Weighted average shares and
 share equivalents
 outstanding                  18,836,105      18,155,516    17,724,682

Net income                     $  27,738       $  19,606     $  23,703

Earnings per share:
    Basic                        $  1.52         $  1.12       $  1.38
    Diluted                      $  1.47         $  1.08       $  1.34


Goodwill and Intangibles

Excess cost over the fair value of net assets acquired (goodwill) is generally amortized on a straight-line basis over twenty years. Intangible assets are generally amortized over five years.


1.  Summary of Significant Accounting Policies (continued)

Impairment of Long-lived Assets

Long-lived assets consist of intangible assets, goodwill, and certain capital assets. The carrying value of these assets is regularly reviewed to verify they are valued properly. If the facts and circumstances suggest that the value has been impaired, the carrying value of the assets will be reduced appropriately.

Stock-Based Compensation

The Company has elected to apply the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense, as disclosed in the notes, for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the stock option price. See Note 10 for disclosure.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.

2.  Business Combination with Danaher

On April 24, 1998, the Company and Danaher Corporation (Danaher) entered into a definitive merger agreement pursuant to which the Company will become a wholly-owned subsidiary of Danaher. According to the agreement, the Company's stockholders will receive 0.45239 shares of Danaher common stock for each share of the Company's common stock. On May 29, 1998, the ratio was adjusted to 0.90478 common shares of Danaher for each share of the Company's common stock to reflect a two-for-one stock split of the Danaher stock. The transaction is valued at approximately $33.39 per share to the Company's stockholders or approximately $625 million, based on Danaher's
2.  Business Combination with Danaher (continued)

April 24, 1998 closing stock price. The merger was approved by the Company's stockholders at a special meeting on July 7, 1998.

The Company anticipates approximately $15 million of transaction and employee separation costs related to the merger.

3.  Acquisitions

On June 26, 1996, Forte Networks, Inc. (Forte) was acquired and merged into the Company. The Company issued 1,154,380 shares of Fluke Corporation common stock in exchange for all outstanding Forte shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the financial statements as presented have been restated to reflect the combined companies.

On February 6, 1997, the Company completed the acquisition of DeskNet Systems, Inc. (DeskNet). Fluke issued 610,848 shares of Fluke Corporation common stock in exchange for all outstanding DeskNet shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. This combination did not have a material effect on the financial statements of prior periods, which, therefore, have not been restated.

4.  Provisions for Business Restructuring

During the fourth quarter of 1997, the Company recorded a pretax charge of $12 million, or $0.47 per share, related to the restructuring of some of the Company's European operations. The restructuring charge consisted primarily of severance-related costs effecting approximately 120 employees.

During fiscal 1998, the Company completed substantially all the activities anticipated in the business restructuring and $9 million was paid and charged to the restructuring liability. This included severance costs related to closing its product development operation in Germany, reorganizing the European sales force to better support indirect sales channels, and centralizing the European finance functions and product repair operations. The remaining accrued liabilities related to restructuring of $3 million, are primarily for severance costs, which are anticipated to be paid during fiscal 1999.


5.  Inventories

                             April 24, 1998      April 25, 1997
                                      (In thousands)

Finished goods                 $  14,502           $  17,789
Work-in-process                   11,288              11,160
Purchased parts and materials     24,682              25,573
Total inventories              $  50,472           $  54,522


6.  Accrued Liabilities

                             April 24, 1998      April 25, 1997
                                       (In thousands)

Compensation payable           $  11,156           $  12,133
Accrued expenses                  10,852               9,799
Unearned service revenue           1,507               1,585
Other taxes payable                5,735               5,255
Profit-sharing bonus payable       1,896               2,354
Dividends payable                  1,599               1,448
Other liabilities                  3,228               2,776
Total accrued liabilities      $  35,973           $  35,350


7.  Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over twenty years. The Company also owns intangible assets, which are being amortized over five years. Amortization expense is recorded in marketing and administrative expense. Cumulative amortization was $13 million at April 24, 1998 and $10 million at April 25, 1997.


7.  Goodwill and Intangible Assets (continued)

A reconciliation of goodwill and intangible assets, net of accumulated amortization, is provided below:

                              April 24, 1998        April 25, 1997
                                         (In thousands)
Balance at beginning of year   $  11,876              $  16,201
Amortization expense              (2,012)                (2,338)
Adjustment related to changes
 to deferred tax asset
 valuation allowance (Note 8)     (3,672)                  (866)
Translation adjustment              (390)                (1,121)
Balance at end of year         $   5,802              $  11,876

8.  Income Taxes

For financial reporting purposes, income before income taxes is as follows:

                                         Years Ended
                             April 24,    April 25,     April 26,
                               1998         1997           1996
                                      (In thousands)

United States               $  29,279     $  27,452      $  22,428
Foreign                        13,395         4,170         13,544
Income before income taxes  $  42,674     $  31,622      $  35,972


8.  Income Taxes (continued)

The provision for income taxes is as follows:

                                        Years Ended
                             April 24,     April 25,     April 26,
                               1998          1997           1996
                                       (In thousands)
Current taxes on income:
 United States              $   6,529     $  11,648      $   5,883
 Foreign                        4,937         2,681          5,113
Total current taxes on income  11,466        14,329         10,996
Deferred income taxes           3,470        (2,313)         1,273
Provision for income taxes  $  14,936     $  12,016      $  12,269



Significant components of the Company's deferred tax assets and liabilities are as follows:

                                      April 24,        April 25,
                                        1998              1997
                                            (In thousands)
Deferred tax assets:
 Accrued employee benefit expenses   $  3,656         $  3,760
 Accrued restructuring costs              495            1,609
 Inventory adjustments                  4,429            5,659
 Net operating loss carryforwards      15,203           19,831
 Product warranty accruals                898              687
 Other items, net                         583              618
Total deferred tax assets              25,264           32,164
Valuation reserve                     (10,852)         (15,196)
Net deferred tax assets              $ 14,412         $ 16,968

Deferred tax liabilities:
 Fixed asset basis differences       $  5,008         $  5,303
 Pension                                5,572            3,746
 Intangible assets                          -              495
 Other items, net                         512              634
Total deferred tax liabilities       $ 11,092         $ 10,178


8.  Income Taxes (continued)

The deferred tax asset valuation reserve is primarily related to deferred tax assets of foreign operations, including net operating loss (NOL) carryforwards acquired in connection with the 1993 acquisition of the Philips Electronic N.V. of The Netherlands test and measurement business. The acquired NOLs have an unlimited carryover period. A substantial portion of these NOLs were provided for with a valuation allowance at the time of the acquisition. The tax benefit from adjusting the valuation reserve of the acquired NOLs is recorded as a reduction of goodwill. Reductions in goodwill for NOL benefit were $3.7 million in 1998 and $866,000 in 1997.

A reconciliation from the U.S. statutory rate to the effective tax rate is as follows:
                                       Years Ended
                      April 24, 1998    April 25, 1997   April 26, 1996
                    Amount   Percent  Amount  Percent  Amount   Percent
                                      (In thousands)
Tax at U.S.
 statutory rate    $ 14,936   35.0%  $ 11,068  35.0%  $ 12,590   35.0%
Foreign tax greater
 than U.S.
 statutory rate         716    1.7      1,283   4.1        503    1.4
Utilization of
 foreign tax credits   (160)  (0.4)      (800) (2.5)      (542)  (1.5)
Foreign sales
 corporation tax
 benefit               (515)  (1.2)      (560) (1.8)      (554)  (1.5)
State taxes, net of
 federal benefit        285    0.7        446   1.4        326    0.9
Nondeductible goodwill  146    0.3        202   0.6        264    0.7
Subchapter S income
 tax effect              -       -       (210) (0.7)      (826)  (2.3)
Other items, net       (472)  (1.1)       587     1.9        508      1.4
Provision for income
 taxes             $ 14,936   35.0%  $ 12,016  38.0%  $ 12,269   34.1%


9.  Employee Benefit Plans

The expense related to employee benefit plans is as follows:

                                           Years Ended
                              April 24,      April 25,      April 26,
                                 1998          1997          1996
                                          (In thousands)

Pension Plan, U.S.            $  1,586       $  2,035       $  1,444
Pension Plans, foreign           1,156          1,170          1,111
Profit-Sharing Retirement Plan   1,322          1,248            745
Profit-Sharing Bonus Plan        4,458          4,687          3,695
Other benefit plans                539            956            618
Total employee benefit plans  $  9,061      $  10,096      $   7,613



Pension Plan - United States

The Company's U.S. pension plan includes all U.S. employees with a minimum of one year of service. Pension benefits are based upon years of service with the Company and the highest consecutive sixty months' average compensation earned. The Company's funding policy is to contribute annually the amount required by ERISA.

Net periodic U.S. pension cost is as follows:

                                           Years Ended
                               April 24,    April 25,    April 26,
                                 1998         1997         1996
                                        (In thousands)

Service cost                   $  2,215     $  2,218     $  1,899
Interest cost                     3,929        3,740        3,260
Return on plan assets           (13,420)      (5,979)      (6,682)
Net amortization and deferral     8,862        2,056        2,967
Net periodic pension cost      $  1,586     $  2,035     $  1,444


9.  Employee Benefit Plans (continued)

The funding status of the U.S. pension plan is as follows:

                                          Years Ended
                                    April 24,       April 25,
                                      1998            1997
                                         (In thousands)

Vested benefit obligation          $  48,261       $  40,715
Accumulated benefit obligation     $  49,180       $  41,537
Projected benefit obligation       $  56,934       $  50,487
Fair market value of plan assets      65,868          49,933
Projected benefit obligation in
 excess of (less than) plan assets    (8,934)            554
Prior service cost                       455             465
Unrecognized net loss                 (5,221)         (9,905)
Prepaid pension asset              $ (13,700)       $ (8,886)


For purposes of calculating the funding status of the plan, the weighted average discount rate was 7.1% in 1998, 8.3% in 1997, and 8.0% in 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation varied by age group and ranged from 2.7% to 4.0% in 1998, 3.8% to 5.1% in 1997, and from 4.3% to 5.6% in 1996.

The expected long-term rate of return on plan assets was 9.0% in 1998, 9.3% in 1997, and 9.5% in 1996. For purposes of calculating the net periodic pension cost, the actuarial assumptions utilized are the actuarial assumptions in place at the end of the previous fiscal year (e.g., the fiscal 1998 net periodic pension cost was based upon the 1997 actuarial assumptions).

Upon adoption of Statement of Financial Accounting Standards No. 87 (SFAS No. 87), "Accounting for Pensions" in 1988, the plan had an excess of plan assets, including accrued contributions, over projected benefit obligations (net transition asset) of $5.0 million. The remaining net transition asset was amortized in 1997.


9.  Employee Benefit Plans (continued)

All of the plan's assets are stated at fair market value and consist primarily of common stock, fixed-income securities, and cash equivalents. The prepaid pension asset is included in Other Assets on the balance sheet.

Pension Plans - Foreign

The Company has various pension plans covering its foreign employees. Most of these plans are defined contribution plans and are fully funded. The expense for these plans was $466,000 in 1998, $400,000 in 1997, and $355,000 in 1996. The remaining foreign pension plans qualify for accounting under the rules of SFAS No. 87. The tables below include only those foreign pension plans that qualify for SFAS No. 87 treatment.

Net periodic pension expense of foreign plans under SFAS No. 87 is as follows:

                                           Years Ended
                              April 24,      April 25,       April 26,
                                 1998           1997             1996
                                         (In thousands)

Service cost                   $   845         $  933          $  746
Interest cost                    1,240          1,434           1,307
Return on plan assets           (1,376)        (1,582)         (1,251)
Net amortization and deferral      (19)           (15)            (46)
Net periodic pension cost      $   690         $  770          $  756


9.  Employee Benefit Plans (continued)

The funding status of the plans is as follows:

                                    April 24,        April 25,
                                      1998             1997
                                        (In thousands)

Vested benefit obligation          $  19,869        $  14,337
Accumulated benefit obligation     $  21,272        $  15,474
Projected benefit obligation       $  24,700        $  21,322
Fair market value of plan assets      23,346           19,888
Projected benefit obligation in
 excess of plan assets                 1,354            1,434
Unrecognized net gain (loss)            (311)             128
Accrued pension liability          $   1,043        $   1,562


The weighted average discount rate was 5.5% in 1998, 6.0% in 1997, and 6.5% in 1996. The rate of increase in future compensation levels used in determining the actuarial present values of the projected benefit obligation varied from 1.0% to 4.0% in 1998, 3.0% to 4.5% in 1997, and from 3.0% to
3.5% in 1996. The expected long-term rate of return on plan assets was 7.0% in 1998, 1997, and 1996.

Profit-Sharing Retirement Plan

The Company has a profit-sharing retirement plan for all U.S. employees, which provides immediate eligibility and vesting. The Company matches the employee's salary deferrals under Section 401(k) of the Internal Revenue Code, subject to certain profitability and dollar limits.

Profit-Sharing Bonus Plan

The Company has a profit-sharing bonus plan, which generally provides semiannual cash payments to certain employees. The amount of each eligible employee's bonus is dependent upon the employee's base salary in relation to the total base salary of all eligible employees and the operating performance of the Company.


9.  Employee Benefit Plans (continued)

Executive Deferred Compensation Plan

The Company has a deferred compensation plan for executives that allows salary deferrals to be made on a pretax basis. Participants may choose between several investment options, including the Company's common stock. Assets of the plan are held by a Rabbi Trust. At April 24, 1998, there were $3.7 million of assets held by the Trust, which included 26,017 shares of the Company's common stock, valued at $650,000 and reported in stockholders' equity. At April 24, 1998, and April 25, 1997, the total deferred compensation liability was $3.1 million and $1.3 million, respectively.

Early Retirement Incentive Program

On April 23, 1998, the Company announced a voluntary early retirement program for certain U.S.-based employees. The eligible class is made up of individuals aged 50 and older with a minimum of 14 years of service with the Company. Acceptance of the early retirement offer must be made by June 30, 1998, and it is estimated that 140 employees will elect to participate. The estimated cost of $6 million related to the program will be recorded in fiscal 1999 and paid out of general corporate funds.

Other Benefit Plans

The Company has other employee cash and stock award plans designed to recognize and compensate key employees for performance.

The long-term liabilities related to the Company's various employee benefit plans are $12.8 million and $11.9 million on April 24, 1998, and April 25, 1997, respectively, and are included in other liabilities on the accompanying consolidated balance sheets.


10.  Stockholders' Equity

Preferred Stock

There are 2,000,000 shares of preferred stock authorized, of which 250,000 shares have been designated as Series A Convertible Preferred Stock. There were no shares of preferred stock outstanding at April 24, 1998 or April 25, 1997.

Common Stock

On September 10, 1997, the Company's Board of Directors approved increasing the 20 million shares of the authorized common stock to 40 million shares and announced a two-for-one stock split with a record date of September 26, 1997. The two-for-one stock split was effected in the form of a stock dividend, which was distributed on October 15, 1997. Prior period common stock and retained earnings accounts, as well as share and per share amounts, in the accompanying financial statements have been restated for the effect of the stock split.

Stock Repurchase Program

On December 11, 1997, the Board of Directors authorized a program to purchase up to $30 million of the Company's common stock to offset the dilution associated with stock options issued under the Company's stock incentive plans. During the quarter ended April 24, 1998, the Company repurchased and canceled 160,000 shares of common stock under this program. In April 1, 1998, the Board of Directors terminated the program.

Stock Purchase Plan

The Company has a voluntary employee stock purchase plan for all employees. The Company's contribution is 25% of the amount invested by the employee plus all commissions and brokerage fees. The Company's expenses related to the plan were $691,000 in 1998, $654,000 in 1997, and $497,000 in 1996.

Dividends Per Share

Dividends per share have been restated for the two-for-one stock split discussed above.

The Company declared cash dividends of $0.35 per share in 1998, $0.32 per share in 1997, and $0.30 per share in 1996.


10.  Stockholders' Equity (continued)

Following is a breakdown of dividends per share restated for the 1997 Forte acquisition:

                                      Years Ended
                        April 24,      April 25,       April 26,
                          1998           1997             1996

Fluke dividends         $  0.35        $  0.32         $  0.30
Forte dividends            0.00           0.04            0.07
Restated                $  0.35        $  0.36         $  0.37


As a Subchapter S Corporation, Forte stockholders were personally liable for paying taxes on their allocated portion of corporate income. Forte dividends were paid for profit sharing and to provide cash to the stockholders to pay taxes on corporate income.

Stockholder Rights Plan

The Company has a Stockholder Rights Plan and issues one Right for each outstanding share of common stock. The rights become exercisable only if a person or group (an "Acquiring Person") has acquired, or obtained the right to acquire, 25% or more of the outstanding shares of common stock of the Company or following the commencement of a tender or exchange offer for acquiring such same percentage. In the event that a person or group becomes an Acquiring Person, each Right, upon exercise, will entitle its holder (except for an Acquiring Person) to receive common stock of the Company (or, in certain circumstances, cash, property, or other securities of the Company) or of any company with which the Company shall have entered into certain transactions having a value equal to two times the exercise price of the Right. In addition, under certain circumstances, the Continuing Directors can require that each Right (other than Rights held by an Acquiring Person) be exchanged for one share of common stock. The Company may redeem the Rights for $0.01 per Right at any time before they become exercisable. The Rights do not entitle their holders to any voting or dividend rights and, at least until they become exercisable, have no dilutive effect on the earnings of the Company. The plan was adopted to encourage a prospective acquirer of the Company to negotiate acquisition terms with the Board of Directors, including the Continuing Directors, to assure that the terms are in the best interests of the stockholders of the Company.


10.  Stockholders' Equity (continued)

Stock Options

The Company has a 1988 and a 1990 Stock Incentive Plan. Stock options granted under the 1990 plan and those granted after 1989 under the 1988 plan are nonqualified stock options generally exercisable 40% after one year, 30% after three years, and 30% after five years and expire ten years from the date of grant. In 1997, 420,000 options were granted from the 1988 plan which vest in 1999 and expire in 2001. These particular grants have stock price milestones that must be reached before these options become exercisable. In addition, the Company has a Stock Option Plan for outside Directors, which was authorized in 1990 and annually grants nonqualified stock options to the Company's outside directors. Grants under this plan and those made in 1988 and 1989 under the 1988 Stock Incentive Plan are exercisable after one year and expire ten years from the date of grant.

There was a modification to selected options issued from the 1988 plan. These particular options were modified to change the term of the options upon retirement from one year to the original life of the option. The modification resulted in a new measurement date for compensation expense recognition resulting in compensation expense of $66,000 in 1998 and $394,000 in 1997 in the accompanying financial statements.

At the Annual Meeting of Stockholders on September 10, 1997, the stockholders approved the adoption of the 1998 Stock Incentive Plan (the
Plan). The Plan authorizes 3,000,000 shares for new awards and replaces the 1988 Stock Incentive Plan, discussed above, which used most of its authorized shares by the end of the 1998 fiscal year. The Plan is similar to the 1988 plan but: (i) was expanded to include the possibility of issuing freestanding stock appreciation rights and performance awards, (ii) allows Directors to become participants in the Plan so that their annual retainer fee can be paid in restricted stock, and (iii) includes certain limitations imposed by the Internal Revenue Service. General terms and conditions such as vesting, exercisability, term, merger and change of control provisions, etc., remained the same as under the 1988 plan.

The 1988 Stock Incentive Plan provided for the issuance of restricted common stock, subject to vesting periods, to key employees. These shares typically have a two-year vesting period. The cost of the awards, determined as the fair market value of the shares on the date of grant, is charged to expense ratably over the vesting period. The Company awarded 1,836 shares, 77,340 shares, and 2,082 shares of restricted common stock to key employees during fiscal 1998, 1997, and 1996, respectively, subject to vesting periods, under this recognition program.

10.  Stockholders' Equity (continued)

Shares reserved for issuance under stock option plans totaled 6,014,135 shares at April 24, 1998, including 3,105,516 shares available for options to be granted in the future.

Changes in options outstanding for the combined plans were as follows:

                                                       Weighted
                                       Options      Average Option
                                    Outstanding     Price Per Share
Balance April 28, 1995
 (exercisable 886,700)               2,098,876        $  12.98
Granted                                596,626           18.17
Exercised                             (359,318)          10.21
Expired or terminated                  (36,000)          14.03
Balance April 26, 1996
 (exercisable 1,005,116)             2,300,184           14.76
Granted                                975,252           21.23
Exercised                             (103,200)          12.34
Expired or terminated                  (20,302)          14.91
Balance April 25, 1997
 (exercisable 1,305,942)             3,151,934           16.84
Granted                                134,500           24.79
Exercised                             (342,253)          13.66
Expired or terminated                  (35,562)          19.50
Balance April 24, 1998
 (exercisable 1,498,328)             2,908,619           17.55


The following table summarizes information about stock options outstanding at April 24, 1998:
                                       Weighted
                                        Average
    Range of        Options            Remaining
    Exercise      Outstanding         Contractual
     Prices     at April 24, 1998    Life in Years


$ 3.50 - $ 4.83        6,433              6.7
  4.84 -   8.45      134,356              2.5
  8.46 -  15.00      860,010              4.6
 15.01 -  24.82    1,907,820              6.6
  3.50 -  24.82    2,908,619              5.8

(Continued)

    Weighted                           Weighted
     Average        Options            Average
    Exercise       Exercisable         Exercise
      Price    at April 24, 1998        Price

     $ 3.89          3,876              $ 3.85
       7.53        132,832                7.55
      13.06        749,070               13.05
      20.32        612,550               19.53
      17.55      1,498,328               15.18


10.  Stockholders' Equity (continued)

The pro forma compensation expense as defined by SFAS No. 123 for the Company's stock option plans included in the pro forma net income below is determined based on the fair value at the grant date for awards after April 28, 1995, with the exception of awards made prior to that date that have been modified. The resulting pro forma net income and earnings per share amounts are calculated as if compensation expense had been recorded based on the fair value of options granted and modified:

                                          Years Ended
                              April 24,     April 25,   April 26,
                                1998          1997        1996
                            (In thousands, except per share amounts)

Net income - as reported      $  27,738    $  19,606    $  23,703
Net income - pro forma           26,234       18,471       23,559
Basic - earnings per share
 Reported                          1.52         1.12         1.38
 Pro forma                         1.44         1.05         1.37
Diluted - earnings per share:
 Reported                          1.47         1.08         1.34
 Pro forma                         1.39         1.03         1.34


Compensation expense recognized in these pro forma disclosures may not be representative of the effects on pro forma net income or loss for future years because the above amounts include only the amortization for the fair value of the grants made since April 28, 1995.

The fair value of each option granted is estimated using the Black-Scholes option-pricing model based on the measurement date and the following weighted average assumptions:

                                          Years Ended
                              April 24,    April 25,     April 26,
                                1998         1997           1996

Risk-free interest rate         5.48%       6.50%          6.08%
Expected life in years          5.95        4.98           6.02
Expected volatility            20.80%      18.88%         19.80%
Expected dividend yield         1.57%       1.75%          2.03%

10.  Stockholders' Equity (continued)

The weighted average fair value of awards granted in 1998, 1997, and 1996 is $6.75, $3.86, and $4.78, respectively. The weighted average fair value in 1997 includes the effect of the 420,000 shares granted with stock price milestones, which resulted in lower fair values compared to awards granted with the Company's standard vesting criteria.

The stock options that were modified resulted in exercise prices that differed from the market price on the measurement date. Modified options with an exercise price above market price had a weighted average fair value of $2.47 and a weighted average exercise price of $20.19. Modified options with an exercise price below the market price had a weighted average fair value of $5.98 and a weighted average exercise price of $12.28.

11.  Operations by Geographic Areas

The Company is engaged in one line of business, the manufacture and sale of electronic test tools. In the schedule below, revenues, income before income taxes, and assets are reported based on the location of the Company's facilities. Intercompany transfers of products and services are made at arm's length between the various geographic areas.

                                      Years Ended
                         April 24,     April 25,        April 26,
                          1998           1997             1996
                                     (In thousands)
Revenues:
 United States:
  Sales to unaffiliated
   customers            $  201,991     $  191,212     $  164,023
  Export sales              49,810         49,103         44,956
  Interarea transfers       78,239         67,806         67,073
 Total United States       330,040        308,121        276,052

 Europe:
  Sales to unaffiliated
   customers               148,197        152,603        166,551
  Interarea transfers       29,436         34,636         30,432
 Total Europe              177,633        187,239        196,983

 Other areas:
  Sales to unaffiliated
   customers                37,769         37,248         37,995

Eliminations              (107,675)      (102,442)       (97,505)
Consolidated revenues   $  437,767     $  430,166     $  413,525


11.  Operations by Geographic Areas (continued)

                                         Years Ended
                             April 24,    April 25,     April 26,
                               1998         1997          1996
                                      (In thousands)
Income before income taxes:
 United States              $  36,187    $  40,713    $  30,328
 Europe                        10,863        9,102       10,698
 Other                          2,532        2,801        4,016
 Corporate expense and
   eliminations*               (6,908)     (20,994)      (9,070)
Consolidated income before
 income taxes               $  42,674    $  31,622    $  35,972

Assets:
 United States              $ 207,955    $ 192,906    $ 166,553
 Europe                        87,309       90,911      100,456
 Other                         12,760       12,831       12,513
 Eliminations                  (3,320)      (4,288)      (3,850)
Consolidated assets         $ 304,704    $ 292,360    $ 275,672

* Includes $12 million restructuring charge in 1997.


12.  Financing and Commitments

The Company has $44 million of committed, noncollateralized, revolving, multicurrency lines of credit. The committed lines of credit contain certain working capital and other minimum financial covenants. The Company is in compliance with all covenants on its lines of credit. Interest rates under the agreements range from LIBOR plus 0.375 of 1% to LIBOR plus 0.625 of 1%, based on leverage ratios. The Company pays commitment fees of 0.125 to 0.225 of 1% on the unused amount of the committed facility based on leverage ratios. The outstanding balances related to these lines of credit were zero at April 24, 1998 and April 25, 1997.

The Company has $79 million in short-term uncommitted lines of credit.
Under these lines, there was zero outstanding at April 24, 1998 and $785,000 outstanding at April 25, 1997. Long-term obligations include capital lease obligations.

The Company's operating lease expense, including leases with a term of less than one year, was $7.2 million in 1998, $7.4 million in 1997, and $7.5 million in 1996. The principal leases are for foreign manufacturing facilities, various sales offices, storage
12.  Financing and Commitments (continued)

facilities, data processing equipment and automobiles. Most facility leases have escalation clauses to cover increases in direct lease expenses. Below is a schedule of future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year as of April 24, 1998:

                       Facilities     Equipment      Total
                                   (In thousands)
Fiscal year:
   1999                  $  3,229     $  1,483     $  4,712
   2000                     2,717          937        3,654
   2001                     2,012          393        2,405
   2002                     1,763           83        1,846
   2003                     1,214           31        1,245
Total                    $ 10,935     $  2,927     $ 13,862


13.  Contingencies

The Company is a defendant in a lawsuit in Los Angeles County Superior Court titled Talon Instruments, Inc. and Robert E. Corby vs. John Fluke Manufacturing Company, Inc., et al. The plaintiffs alleged that the Company and its lawyers maliciously prosecuted a federal patent infringement action against them in 1988. The jury in that infringement case found that no infringement had occurred. In March 1997, a Los Angeles Superior Court jury found in the plaintiffs' favor and awarded compensatory damages of $2 million and punitive damages of $4 million. The court ordered a new trial as to the punitive damages only. The Court reduced the compensatory damages by $250,000 (the amount paid by other defendants to settle the claims against them). The Company is appealing the original decision. Although the ultimate outcome of this appeal cannot be determined, the Company believes that the jury's finding in the case is contrary to established law. Given these factors, no provision for losses was recorded at April 24, 1998 or April 25, 1997. Even if the appeal is not successful, the Company believes that its insurance should ultimately provide coverage for liability arising from this lawsuit even though the insurance company has indicated it would contest coverage of these damages.

The Company is subject to various other pending and threatened legal actions that arise in the normal course of business. In the opinion of management, liabilities arising from these claims will not have a material effect on the financial position of the Company.


14.  Year 2000 (Unaudited)

The Company has developed plans to make its systems and products year 2000 compliant. The Company has and will continue to make certain investments to modify or convert its internal operational software and hardware systems and applications to ensure that the Company's systems are year 2000 compliant. Although the Company expects some costs associated with the modifications and conversions, the financial impact to the Company has not been and is not anticipated to be material to its financial position or results of operations in any given year. The Company also is implementing programs for assisting customers to obtain year 2000 compliance on older Fluke products either by making software upgrades available or offering programs for migrations to current product versions. The costs incurred in connection with these product programs are not expected to be material.

However, if any necessary modifications, conversions, migrations, or upgrades are not made, or not made in a timely or cost-effective manner, the Company or its customers may be unable to implement appropriate year 2000 solutions, which could have a material adverse effect on the Company's business, financial condition, or results of operations. Additionally, if other companies with which the Company does business do not address year 2000 issues on a timely basis, it could have an adverse effect on the Company's systems or business transactions.


15.  Selected Quarterly Financial Data (Unaudited)
                                            Basic       Diluted    Dividends
                          Gross     Net    Earnings     Earnings      Per
               Revenues  Margin    Income  Per Share(1) Per Share(1)  Share
                     (In thousands, except per share amounts)
Fiscal 1998:
 1st Quarter  $105,580  $ 56,192  $ 6,580   $0.36       $0.34     $0.0875
 2nd Quarter   110,184    59,632    7,477    0.41        0.39      0.0875
 3rd Quarter   110,181    57,364    7,522    0.41        0.40      0.0875
 4th Quarter   111,822    57,007    6,159    0.34        0.33      0.0875
Total         $437,767  $230,195  $27,738   $1.52       $1.47     $0.3500

Fiscal 1997:
 1st Quarter  $101,154  $ 53,960  $ 5,559   $0.32       $0.31     $0.0800
 2nd Quarter   105,473    56,889    6,404    0.37        0.36      0.0800
 3rd Quarter   108,450    58,627    7,422    0.43        0.41      0.0800
 4th Quarter(2)115,089    63,899      221    0.01        0.01      0.0800
Total         $430,166  $233,375  $19,606   $1.12       $1.08     $0.3200


The 1997 diluted earnings per share and dividends per share are restated to reflect the two-for-one stock split that occurred in October 1997.

(1) The sum of the earnings per share on a quarterly basis will not necessarily equal the earnings per share reported for the year since the average shares and share equivalents outstanding used in the earnings per share computation changes throughout the year.

(2) The 1997 fourth quarter net income included the restructuring charge of $12 million with an after-tax impact of reducing earnings per share by $0.45 for the fourth quarter and $0.47 for the fiscal year.


16.  Stock Price Information (Unaudited)

                            1998                   1997
                     High        Low          High        Low

1st Quarter       29 15/16    21 3/4         20 3/16    18  3/8
2nd Quarter       28  1/8     24 7/16        19 5/8     17  1/8
3rd Quarter       26  7/8     22 5/16        23 1/4     18 13/16
4th Quarter       24 13/16    22 7/16        24 7/16    21  1/8

Fluke Corporation common stock is traded on the New York Stock Exchange. Quarterly cash dividends of $0.0875 per share were declared in 1998, $0.08 per share in 1997, and $0.075 per share in 1996. There were 1,589 stockholders of record at April 24, 1998.


17.  Financial Summary
                                              Years Ended
                  April 24,    April 25,    April 26,   April 28,  April 29,
                    1998         1997         1996        1995        1994
                          (In thousands, except per share amounts)

Revenues          $437,767    $430,166     $413,525    $382,066    $357,904
Cost of goods
 sold             $207,572    $196,791     $191,360    $181,805    $181,409
Gross margin      $230,195    $233,375     $222,165    $200,261    $176,495
Restructuring     $   -       $ 12,136     $    -      $    -      $    -
Total operating
 expenses excluding
 restructuring    $188,842    $191,017     $186,074    $174,184    $162,278
Operating income  $ 41,353    $ 30,222     $ 36,091    $ 26,077    $ 14,217
Income before
 income taxes     $ 42,674    $ 31,622     $ 35,972    $ 25,920    $ 13,908
Net income        $ 27,738    $ 19,606     $ 23,703    $ 16,787    $  8,628

Weighted average
 shares
 outstanding    18,276,739   17,535,766   17,197,272  16,739,808  16,922,930
Weighted average
 shares and share
 equivalents
 outstanding    18,836,105   18,155,516   17,724,682  17,136,924  17,214,708

Earnings per share:
 Basic              $ 1.52       $ 1.12       $ 1.38      $ 1.00      $ 0.51
 Diluted            $ 1.47       $ 1.08       $ 1.34      $ 0.98      $ 0.50
Cash dividends
 declared per share $ 0.35       $ 0.32       $ 0.30      $ 0.28      $ 0.26
Net income as a
 percentage of
 revenues            6.34%        4.56%        5.73%        4.39%      2.41%
Total assets      $304,704    $292,360     $275,672    $274,907    $244,648
Total stockholders'
 equity           $224,520    $202,939     $192,077    $174,678    $156,048
Long-term
 obligations      $    292    $    563     $  7,098    $ 21,613    $ 14,712
Long-term interest
 expense          $     42    $    247     $  1,248    $  1,423    $  1,327